Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 21, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.051674 per unit, payable on August 14, 2015, to unit holders of record on July 31, 2015.

This month’s distribution increased from the previous month due to increased production and pricing for both oil and gas on the Waddell Ranch properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 74,879 barrels of oil and 537,172 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 17,422 barrels of oil and 101,822 Mcf of gas. The average price for oil was $55.75 per bbl and for gas was $2.66 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $5,363,517. Deducted from these would be the Lease Operating Expense (LOE) $1,781,882, taxes of $440,150 and Capital Expenditures (CAPEX) of $1,561,004 resulting in a Net Profit of $3,783,036 for the month of June. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in net contribution by the Waddell Ranch Properties of $1,185,361 to this month’s distribution. There is no amount of negative NPI deficit to carryover from previous periods for this month.

During May 2015, two of the 2015 workover wells were completed and producing. The drill wells for the 2015 program will not take place until approximately June 2015.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have started and will last through the year with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)	Gas(Mcf)	Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	74,879	537,172	17,422	101,822	$55.75	$2.66	**
Texas Royalty Prop	28,298	34,976	26,884	33,227	$55.22	$4.46	**

Prior Month
Waddell Ranch	72,877	533,957	6,379	77,585	$50.24	$2.13	**
Texas Royalty Prop	30,170	37,971	28,662	36,075	$50.24	$5.33	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 28,298 barrels of oil and 34,976 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 26,884 barrels of oil and 33,227 Mcf of gas. The average price for oil was $55.22 per bbl and for gas was $4.46 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,718,505. Deducted from these would be taxes of $222,851 resulting in a Net Profit of $1,495,654 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,420,871 to this month’s distribution.

General and Administrative Expenses deducted for the month were $197,746 resulting in a distribution of $2,408,489 to 46,608,796 units outstanding, or $.051674 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839